Exhibit 4.27

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AND COMMERCIALIZATION AGREEMENT
by and between
SUMMIT (OXFORD) LTD
and
EUROFARMA LABORATÓRIOS S.A.

Dated as of December 18, 2017

Confidential

TABLE OF CONTENTS

1.	DEFINITIONS 1

2.	DEVELOPMENT 9

3.	REGULATORY MATTERS. 10

4.	COMMERCIALIZATION OF THE LICENSED PRODUCTS 13

5.	COLLABORATION MANAGEMENT 17

6.	MANUFACTURE AND SUPPLY OF THE LICENSED PRODUCTS 17

7.	LICENSES; EXCLUSIVITY 18

8.	FINANCIAL TERMS 21

9.	CONFIDENTIALITY AND PUBLICATION 25

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS 27

11.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE 29

12.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS 31

13.	TERM AND TERMINATION 36

14.	MISCELLANEOUS 41

SCHEDULES AND EXHIBITS
Schedule 1.45        Summit Patent Rights
Exhibit A        List of Required Documentation

LICENSE AND COMMERCIALIZATION AGREEMENT
THIS LICENSE AND COMMERCIALIZATION AGREEMENT (this “Agreement”), effective as of December 18, 2017 (the “Effective Date”), is entered into by and between Summit (Oxford) Ltd, a limited company incorporated in England (with registered number 04636431) whose registered office is at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4SB, United Kingdom (“Summit”) and Eurofarma Laboratórios S.A., a company incorporated in Brazil (with registered number 61.190.096/0001-92), whose principal place of business is at Avenue Vereador José Diniz, 3465, Campo Belo, São Paulo/SP, Brazil (“Eurofarma”).
RECITALS:
WHEREAS, Summit owns or controls certain key intellectual property relating to Ridinilazole (as defined below);
WHEREAS, Eurofarma is a pharmaceutical company that has expertise and capabilities in manufacturing and marketing antibiotics;
WHEREAS, Eurofarma desires to Commercialize Ridinilazole in the Eurofarma Territory (each as defined below); and
WHEREAS, Summit desires to grant Eurofarma a license to Commercialize Ridinilazole in the Eurofarma Territory;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.
“Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), in each case as then current at the relevant time and as consistently applied by the applicable Person.

1.2.
“Affiliate” means, with respect to a Person, any other Person which controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such Person) entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities. Notwithstanding the foregoing, for purposes of this Agreement, Supera Farma Laboratórios S.A., a Brazilian company having a registered address at Avenida das Nações Unidas, 22.532, Bloco 4, Vila Almeida, São Paulo/SP, Brazil shall not be considered an Affiliate of Eurofarma.

1.3.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on last day of the Calendar Quarter including the Effective Date and the last Calendar Quarter of the Term shall end on the last day of the Term.

1.4.
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.

1.5.	“Clinical Data” means data arising from any Clinical Trial of any Licensed Product.

1.6.	“Clinical Trial” means a human clinical trial of a product in any country.

1.7.	“Collaboration” means the collaboration of the Parties in the Development, supply and Commercialization of Licensed Products under this Agreement.

1.8.
“Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell or selling a product and activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.9.
“Commercially Reasonable Efforts” means, with respect to a Party, such efforts that are consistent with the efforts and resources normally used by such Party with respect to similar activities conducted on its own behalf, including, with respect to the Development, Manufacture and Commercialization of a Licensed Product, such efforts that are consistent with the efforts and resources normally used by such Party in relation to the Development, Manufacture and Commercialization of a pharmaceutical product or potential pharmaceutical product, as applicable, owned by it or to which it has exclusive rights, which is of similar market potential and at a similar stage in its development or product life as such Licensed Product, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the regulatory structure involved and potential profitability (including pricing and reimbursement status achieved).

1.10.	“Competing Product” means any antibiotic actively marketed for treatment of Clostridium difficile associated diarrhea.

1.11.
“Confidential Information” means any and all confidential or proprietary information and data, including Summit Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, that is provided by one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement. Summit Know-How is the Confidential Information of Summit. The terms of this Agreement are the Confidential Information of both Parties. All Information disclosed prior to the Effective Date by Summit or any of its Affiliates to Eurofarma or any of its Affiliates pursuant to the Two-Way Confidentiality Agreement by and between the Parties, dated as of October 14, 2015, as amended by Amendment No. 1, dated as of May 23, 2017 (the “Confidentiality Agreement”) shall be considered the Confidential Information of Summit. Notwithstanding the foregoing, “Confidential Information” shall exclude any information that:

(a)
is known by the receiving Party or any of its Affiliates at the time of its receipt from the disclosing Party or any of its Affiliates, and not through a prior disclosure by the disclosing Party or any of its Affiliates, as documented by the receiving Party’s business records;

(b)
is known to the public before its receipt from the disclosing Party or any of its Affiliates, or thereafter becomes generally known to the public through no breach of this Agreement by the receiving Party or any of its Affiliates;

(c)	is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party who is not under an obligation of confidentiality to the disclosing Party or any of its Affiliates; or

(d)
is developed by the receiving Party or any of its Affiliates independently of Confidential Information received from the disclosing Party or any of its Affiliates, as documented by the receiving Party’s business records.

1.12.
“Control,” “Controls” or “Controlled by” means, subject to Section 14.3, with respect to any Know-How, Patent Rights or other intellectual property rights, the possession of (whether by ownership or license, other than pursuant to this Agreement), and the ability of a Person or its Affiliates to assign, transfer, or grant access to, or to grant a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Person would be required hereunder to assign, transfer or grant another Person such access or license or sublicense; provided, however, that, if a Party obtains rights to any Know-How, Patent Rights or other intellectual property rights through any license agreement with any Third Party, such Party shall only be deemed to “Control” such Know-How, Patent Rights or other intellectual property rights, as applicable, for purposes of this Agreement, if the other Party agrees to be bound by all applicable obligations (other than obligations to make payments) set forth in such license agreement.

1.13.
“Cover,” “Covering” or “Covers” means, as to a Licensed Product and Patent Rights, that, in the absence of a license granted under, or ownership of, such Patent Rights, the manufacture, use, offer for sale, sale or importation of such Licensed Product would infringe such Patent Rights assuming the validity and enforceability thereof or, as to a pending claim included in such Patent Rights, the manufacture, use, offer for sale, sale or importation of such Licensed Product would infringe such Patent Rights if such pending claim were to issue in an issued patent.

1.14.	“Cumulative Net Sales” means the aggregate sum of all Net Sales of all Licensed Products during the Term.

1.15.
“Development,” “Developing” or “Develop” means, with respect to a Licensed Product, all activities relating to the discovery, evaluation, research and preclinical, non-clinical and clinical development of such Licensed Product prior to or after receiving Regulatory Approval, and all regulatory activities in support of obtaining Regulatory Approval other than activities directed to obtaining pricing and reimbursement approvals.

1.16.
“Eurofarma Territory” means Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Suriname, Dominican Republic, Uruguay and Venezuela.

1.17.	“Eurofarma Territory Target Enrollment” means, with respect to the Global Pivotal Clinical Study, [**] Latin American patients enrolled in such Pivotal Clinical Study.

1.18.	“Field” means all human uses.

1.19.	“Finished Drug Product” means (i) the finished product formulation of a Licensed Product in bulk tablet form or (ii) the finished product formulation of a Licensed Product in blister packs.

1.20.	“First Commercial Sale” means, with respect to a Licensed Product in a country, the first sale for end use or consumption of such Licensed Product in such country.

1.21.	“Global Pivotal Clinical Study” means the Pivotal Clinical Studies conducted in both the Eurofarma Territory and the Summit Territory with respect to a Licensed Product.

1.22.
“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any arbitral or supranational body, including any Governmental Authority involved in granting approvals for the Development, Manufacturing or Commercialization of Licensed Products in or for the Eurofarma Territory.

1.23.	“ICH” means International Conference on Harmonisation.

1.24.
“Investigator’s Brochure” means a compilation of preclinical and clinical data with respect to a new investigational drug that is proposed for filing with an applicable Governmental Authority and used to provide information to clinical investigators and applicable Governmental Authorities.

1.25.
“Know-How” means all chemical or biological materials and other tangible materials, inventions, improvements, practices, discoveries, developments, data, information, technology, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical data and analytical and quality control data; provided, however, excluding in any event any Patent Rights.

1.26.	“Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority.

1.27.	“Licensed Product” means any product containing Ridinilazole as an active pharmaceutical ingredient.

1.28.
“Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing and storage of Licensed Products, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.29.
“NDA” means a New Drug Application, Marketing Authorization Application or similar application or submission filed with a Governmental Authority in a country or group of countries to obtain marketing approval for a biological, pharmaceutical or other therapeutic or prophylactic product in that country or in that group of countries.

1.30.
“Net Sales” means the aggregate gross invoiced sales prices from sales of all units of Licensed Products sold by Eurofarma and its Related Parties to independent Third Parties after deducting, if not previously deducted, from the amount invoiced:

(a)	trade, quantity and cash discounts, credits or allowances actually given;

(b)	returns, rejections, recalls, rebates, chargebacks, discounts and other credits or allowances actually given;

(c)	retroactive price reductions or billing corrections;

(d)	value added, sales and use, excise and other similar taxes and surcharges, customary transportation and insurance, custom duties and other governmental charges, but excluding taxes on net income; and

(e)
amounts previously included in Net Sales of such Licensed Products that are adjusted or written-off by Eurofarma or its Related Parties as uncollectible in accordance with the standard practices of Eurofarma or its Related Parties for writing off uncollectible amounts consistently applied; provided that if any such written-off amounts are subsequently collected, then such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

Such amounts shall be determined from the books and records of Eurofarma or its Related Parties, maintained in accordance with Accounting Standards.

In the case of any sale or other disposal for value, such as barter or counter-trade, of a Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or, if higher, the fair market price of such Licensed Product in the country of sale or disposal, as determined in accordance with Accounting Standards.
Notwithstanding the foregoing, the following will not be included in Net Sales: (1) sales between or among Eurofarma and its Related Parties, (but Net Sales shall include sales to the first Third Party (other than a Sublicensee) by Eurofarma or its Related Parties and shall also include sales to a Third Party Distributor (even if such Third Party Distributor is a Sublicensee)), (2) any resale of Licensed Product by a Third Party Distributor (even if such Third Party Distributor is a Sublicensee), (3) Licensed Products used as samples to promote additional Net Sales, in amounts consistent with normal business practices of Eurofarma and (4) Licensed Product sales for compassionate use, “named patient sales,” or other equivalent systems, sales made in connection with clinical trials and product donations of Licensed Product, in each case, made at or below the price at which Summit supplies such Licensed Product to Eurofarma pursuant to Section 6.

1.31.	“Party” means Eurofarma or Summit.

1.32.
“Patent Rights” means (a) all issued patents (including extensions, restorations by existing or future extension or registration mechanism, including patent term adjustments, patent term extension, supplemental protection certificates or the equivalent thereof, substitutions, confirmations, re-registrations, re-examinations, and patents of addition), (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals), (c) inventor’s certificates and (d) and all equivalents of the foregoing in any country of the world.

1.33.
“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other similar entity.

1.34.
“Pivotal Clinical Study” means a Clinical Study of a product that, if pre-specified primary endpoints are met, would demonstrate the safety and efficacy of such product as required to support the Regulatory Approval of such product in an applicable country or territory.

1.35.	“Price and Reimbursement Approval” means the approval, license, registration or authorization of a Governmental Authority to determine or set the price or reimbursement level of a product.

1.36.
“Primary Endpoint” means, with respect to the Global Pivotal Clinical Study, (a) that the Sustained Clinical Response in patients treated with Ridinilazole is shown to be statistically significantly superior to the Sustained Clinical Response in patients treated with vancomycin, in accordance with the statistical analysis plan for the Global Pivotal Clinical Study, or (b) solely to the extent required by any applicable Regulatory

Authority, such other primary endpoint that is agreed upon with the applicable Regulatory Authority(ies).

1.37.
“Product Trademark(s)” means the Trademark(s) for use in connection with the distribution, marketing, promotion and sale of the Licensed Product(s). Product Trademarks specifically excludes the corporate names and logos of the Parties and their Affiliates. Product Trademarks include both the Summit Trademarks and the Eurofarma Trademarks.

1.38.	“Promotional Materials” means written sales, promotion and advertising materials relating to Licensed Products.

1.39.
“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Governmental Authority that are necessary for the marketing and sale of a product in a country or group of countries.

1.40.
“Regulatory Exclusivity” means, with respect to a Licensed Product in a country, any exclusive marketing right, data protection or other exclusive right, other than a Patent Right, conferred by any Governmental Authority with respect to such Licensed Product in such country, including new drug exclusivity, new indication or use exclusivity, pediatric exclusivity or orphan drug exclusivity.

1.41.	“Related Party” means a Party’s Affiliates, permitted Sublicensees and, with respect to Summit, licensees and contractors, but, with respect to Eurofarma, excluding Third Party Distributors.

1.42.
“Ridinilazole” means 2,2'-bis(4-pyridyl)-3H,3'H-5,5'-bibenzimidazole, tetrahydrate, and any isomer, racemate, salt, solvate, hydrate, metabolite, conjugate, ester or prodrug of the foregoing, and intermediates of any of the foregoing.

1.43.	“Sublicensee” means a Third Party to whom Eurofarma grants a sublicense under any Summit Technology to Commercialize a Licensed Product in the Field pursuant to Section 7.2.

1.44.
“Summit Know-How” means Know-How that is Controlled by Summit or its Affiliates during the Term that is reasonably necessary or useful for Eurofarma to Develop or Commercialize Licensed Products in the Field in the Eurofarma Territory.

1.45.
“Summit Patent Rights” means those Patent Rights that are Controlled by Summit or its Affiliates during the Term that are reasonably necessary or useful to Develop or Commercialize Licensed Products in the Field in the Eurofarma Territory, including the Patent Rights identified on Schedule 1.45.

1.46.	“Summit Technology” means, collectively, Summit Know-How and Summit Patent Rights.

1.47.	“Summit Territory” means all countries and territories of the world other than the Eurofarma Territory.

1.48.
“Sustained Clinical Response” means cure of Clostridium difficile associated diarrhea at assessment of cure visit, and no recurrence of Clostridium difficile associated diarrhea at [**] days after the end of treatment.

1.49.
“Tax” means any present or future taxes, levies, imposts, duties, tariffs, charges, assessments or fees of any nature imposed by a Governmental Authority in the exercise of its taxing power (including interest, penalties and additions thereto).

1.50.	“Territory” means (a) with respect to Summit, the Summit Territory and (b) with respect to Eurofarma, the Eurofarma Territory.

1.51.	“Third Party” means an entity other than a Party and its Affiliates.

1.52.
“Third Party Distributor” means any Third Party appointed by Eurofarma or any of its Related Parties to distribute, market and sell any Licensed Product, with or without packaging rights, in one or more countries in the Eurofarma Territory, in circumstances where such Third Party purchases its requirements of Licensed Product from Eurofarma or its Related Parties for resale but does not (a) make any royalty, milestone or profit share payment to Eurofarma or its Related Parties with respect to its resale of such Licensed Product or (b) assume primary responsibility for advertising, promotion and sales force activities for such Licensed Product in such countries.

1.53.
“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.54.	“United States” or “U.S.” means the United States of America and its territories, possessions and commonwealths.

1.55.
“Valid Claim” means a claim of: (a) an issued and unexpired patent, which claim has not lapsed or been dedicated to the public, withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is unappealable or has not been appealed within the time allowed for appeal) and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a patent application that has been pending less than seven (7) years from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken; provided, however, that, if any such claim issues after the end of such seven (7) year period, it will upon such issuance again be a Valid Claim subject to clause (a) above.

1.56.	Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION:	SECTION:
AAA	14.2.2(a)
Acquired Party	14.3
Acquirer	14.3
Acquirer Program	7.6
Acquisition	14.3
Acquisition Party	7.5.1
Additional CMC Study	3.8
Agreement	Preamble
Collaboration Manager	5.1
Commercial Supply Agreement	6.3
Competitive Infringement	12.3.1
Confidentiality Agreement	1.11
Defense Action	12.3.1
Effective Date	Preamble
Eurofarma	Preamble
Eurofarma Indemnitees	11.2
Eurofarma Territory Commercialization Plan	4.2.1
Eurofarma Trademarks	12.6.2
Global Branding Strategy	4.3.1
Indemnitee	11.4
Losses	11.1
Payee	8.8.2
Payor	8.8.2
Pharmacovigilance Agreement	3.9
Right of Reference	3.5.1
Summit	Preamble
Summit Indemnitees	11.1
Summit Trademarks	12.6.1
Term	13.1

2.	DEVELOPMENT

2.1.
Overview. Summit shall have the exclusive right to Develop Licensed Products; provided, however, that (a) Eurofarma will use Commercially Reasonable Efforts to assist Summit and each Summit Related Party or Third Party conducting Development of any Licensed Product on behalf of Summit in or for the Eurofarma Territory to identify appropriate centers for the Global Pivotal Clinical Study in the Eurofarma Territory and (b) Eurofarma will be responsible for filing NDAs and interacting with Governmental Authorities in the Eurofarma Territory as described in Section 3.1. For the avoidance of doubt, Summit shall have full control and authority over the Development of the Licensed Products, including by establishing the methods and means by which such Development is conducted.

2.2.
Global Pivotal Clinical Study. Within [**] days after the Effective Date, Summit shall provide Eurofarma a high-level plan for the Global Pivotal Clinical Study. Summit shall provide [**] updates to Eurofarma of the progress of its efforts in conducting the Global

Pivotal Clinical Study, which shall summarize significant Development activities accomplished in the prior [**] in the process of conducting the Global Pivotal Clinical Study.

3.	REGULATORY MATTERS.

3.1.
Regulatory Filings and Interactions. Except as otherwise agreed by the Parties in writing, (a) Eurofarma will file with the applicable Governmental Authorities in the Eurofarma Territory all NDAs with respect to Licensed Products and will own such NDAs and all resulting Regulatory Approvals and (b) on a country-by-country and Licensed Product-by-Licensed Product basis in the Eurofarma Territory, beginning on the date that Eurofarma files the first NDA with respect to such Licensed Product in such country, Eurofarma will, as to such Licensed Product in such country, (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Governmental Authority, (ii) be responsible for interfacing, corresponding and meeting with each Governmental Authority, (iii) be responsible for maintaining all regulatory filings and (iv) notify Summit in writing, including a brief description in English of the principal issues raised, of all material communications from Governmental Authorities within [**] days, provide Summit with a summary translation of such material communications in English as soon as reasonably possible and provide, if appropriate, a full translation of such material communications in English as soon as reasonably possible thereafter. Eurofarma will provide complete copies of any such original correspondence in their native language to Summit upon request. Eurofarma shall provide Summit with reasonable advance notice of all material, substantive meetings with the Governmental Authorities in the Eurofarma Territory pertaining to any Licensed Products, or with as much advance notice as practicable under the circumstances. Eurofarma shall use Commercially Reasonable Efforts, to the extent reasonably practicable, to permit Summit to have, at Summit’s expense, one (1) mutually acceptable representative of Summit to attend material, substantive meetings with the Governmental Authorities in the Eurofarma Territory pertaining to any Licensed Product. Eurofarma shall furnish Summit with drafts of all copies of Eurofarma’s filings and submissions for Regulatory Approval (including draft NDAs and orphan drug applications and designations) regarding any Licensed Product in the Eurofarma Territory in a timely manner in sufficient time prior to making such filings and submissions to allow Summit a reasonable opportunity to review and comment thereon and shall implement all of Summit’s timely comments. In addition, Eurofarma shall provide Summit with (y) written notice of (i) all filings and submissions for Regulatory Approval regarding any Licensed Product in the Eurofarma Territory in a timely manner and (ii) all Regulatory Approvals obtained or denied for any Licensed Product within [**] days after such event; provided, however, that in all circumstances, Eurofarma shall inform Summit of such event prior to public disclosure of such event by Eurofarma, and (z) copies of Eurofarma’s filings and submissions for Regulatory Approval (including NDAs and orphan drug applications and designations) regarding any Licensed Product in the Eurofarma Territory within a reasonable period of time after making such filings and submissions.

3.2.
Regulatory Documentation. Summit shall provide Eurofarma, to the extent necessary for Eurofarma to fulfill its obligations under Section 3.1, with: (a) a copy of all Clinical Trial protocols and Investigator´s Brochures used in conducting Clinical Trials for the

Licensed Products by or on behalf of Summit; (b) the Clinical Data in Summit´s regulatory files arising from the Clinical Trials conducted for the Licensed Products by or on behalf of Summit; (c) all chemistry, manufacturing and controls data and Investigational Medicinal Product Dossiers for Licensed Products in Summit´s possession and Control; and (d) to the extent not already provided to Eurofarma, any correspondence from a Regulatory Authority to Summit which could reasonably be anticipated to have a material impact on the Development of the Licensed Products. Eurofarma has attached to this Agreement as Exhibit A a list of documentation that will, under legislation existing as of the Effective Date, need to be submitted to Regulatory Authorities in the Eurofarma Territory in order to obtain Regulatory Approval of the Licensed Products in the Eurofarma Territory. If changes in applicable legislation occur in the Eurofarma Territory at any time during the Term, Eurofarma shall use Commercially Reasonable Efforts to promptly inform Summit in writing of such changes in order for the Parties to discuss impacts and action plans, if necessary, including whether to amend Exhibit A. For the avoidance of doubt, nothing in this Section 3.2 shall require either Party to agree to amend Exhibit A for any reason. Provided that the global development of the Licensed Products is ongoing, Summit shall use Commercially Reasonable Efforts to fulfill all the requirements set forth in Exhibit A

3.3.
Product Changes. Summit shall notify Eurofarma reasonably in advance of any planned changes to any Licensed Product specifications that may materially impact any Regulatory Approval of any Licensed Product that has been granted in the Eurofarma Territory so that Eurofarma may evaluate whether it is necessary to have any such changes submitted to the applicable Governmental Authorities in the Eurofarma Territory.

3.4.
Due Diligence. Upon the completion of the Global Pivotal Clinical Study, the Parties agree that Eurofarma may review the Clinical Data arising out of the Global Pivotal Clinical Study in order to determine whether such Clinical Data support the filing of NDAs for Licensed Products in the Eurofarma Territory.

3.5.	Rights of Reference.

3.5.1.
Grant to Summit. Eurofarma hereby grants to Summit a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to, and a right to copy, access and otherwise use, all information and data (including all chemistry, manufacturing and controls information as well as data made, collected or otherwise generated in the conduct of any Clinical Studies or early access/named patient programs for the Licensed Products) included in any regulatory filing, Regulatory Approval, drug master file or other regulatory documentation (including orphan drug applications and designations) owned or controlled by Eurofarma or its Related Parties that relates to any Licensed Product, in each case in connection with Summit’s or its Related Parties’ (a) Development and Manufacture of Licensed Products throughout the Summit Territory and the Eurofarma Territory and (b) Commercialization of Licensed Products throughout the Summit Territory, and Eurofarma shall provide a signed statement to this effect, if requested by Summit, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Law outside of the United States). Summit may extend the rights granted by Eurofarma to Summit under this Section 3.5.1 to its Related Parties.

3.5.2.
Grant to Eurofarma. Summit hereby grants to Eurofarma a Right of Reference to, and a right to copy, access and otherwise use, all information and data (including all chemistry, manufacturing and controls information as well as data made, collected or otherwise generated in the conduct of any Clinical Studies or early access/named patient programs for the Licensed Products) included in any regulatory filing, Regulatory Approval, drug master file or other regulatory documentation (including orphan drug applications and designations) owned or controlled by Summit or its Related Parties that relates to any Licensed Product, in each case in connection with Eurofarma’s or its Related Parties’ Commercialization of Licensed Products in the Eurofarma Territory, and Summit shall provide a signed statement to this effect, if requested by Eurofarma, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Law outside of the United States), to the extent required for any Eurofarma regulatory filing with respect to any Licensed Product in the Eurofarma Territory. Eurofarma may extend the rights granted by Summit to Eurofarma under this Section 3.5.2 to its Related Parties.

3.6.
Regulatory Costs. Eurofarma will be responsible for all costs incurred in connection with Eurofarma’s regulatory activities in support of obtaining any Regulatory Approval for the Licensed Products in the Eurofarma Territory, including the cost of preparing and submitting any NDA with respect to a Licensed Product or interacting with Governmental Authorities with respect to any Regulatory Approvals in the Eurofarma Territory.

3.7.
Regulatory Timings. Eurofarma shall use Commercially Reasonable Efforts to file NDAs for Licensed Products in Brazil, Mexico and Argentina within the earlier of (a) [**] months after Summit files the first NDA for a Licensed Product in the Summit Territory or (b) within [**] months after Summit receives Regulatory Approval of the first Licensed Product in the Summit Territory.

3.8.
Additional CMC Studies; Additional Regulatory Requirements. Summit shall be responsible for conducting, at its expense, any chemistry, manufacturing and control (CMC) study required by any applicable Governmental Authority in any country in the Eurofarma Territory for the submission of an NDA for any Licensed Product in such country to the extent such study is listed on Exhibit A to this Agreement. If changes in applicable legislation occur in the Eurofarma Territory and any applicable Governmental Authority requests, for any Licensed Product, an additional CMC study not included in Exhibit A (an “Additional CMC Study”), the Parties shall discuss in good faith whether to conduct such Additional CMC Study and how to apportion the costs of conducting such Additional CMC Study. Eurofarma shall be responsible for meeting any requirements of any Governmental Authority in any country in the Eurofarma Territory that arise after Regulatory Approval for the first Licensed Product is granted in such country, at Eurofarma’s cost, and Summit shall advise Eurofarma, at Eurofarma´s cost and prior written request, in meeting such post-registration requirements; provided, however, that Eurofarma may not conduct any Development of any Licensed Product (including any Additional CMC Study of any Licensed Product) without Summit’s prior written consent. If Summit permits Eurofarma to conduct any Development of any Licensed Product in the Eurofarma Territory (including any Additional CMC Study of any Licensed Product), then Eurofarma shall (a) ensure that such Development does not interfere with any Development, Manufacture or Commercialization of any Licensed Product in the Summit Territory and (b) provide Summit with a copy of, and a sublicensable license and right to use in the Development, Manufacture or Commercialization of any Licensed Product in the Summit Territory, all data (including all Clinical Data) arising out of such Development.

3.9.
Pharmacovigilance. Within [**] months after the Effective Date, or such later time as may be mutually agreed by the Parties, but in any event prior to the First Commercial Sale of any Licensed Product in the Eurofarma Territory, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting and exchange of information concerning any adverse experiences and any product quality and product complaints involving adverse experiences related to Licensed Products, sufficient to enable each Party (and its respective Related Parties, if any) to comply with its legal and regulatory obligations. Unless otherwise agreed by the Parties, the Pharmacovigilance Agreement will assign responsibility for maintaining the global safety database for each Licensed Product to Summit and will permit Eurofarma to maintain its own safety database, in addition to the global safety database maintained by Summit, in the Eurofarma Territory. The Pharmacovigilance Agreement will contain terms no less stringent than those required by ICH or other applicable guidelines in order to allow the Parties and their respective Related Parties to meet the applicable regulatory and legal requirements regarding the management of safety data in their respective Territories.

4.	COMMERCIALIZATION OF THE LICENSED PRODUCTS

4.1.
Responsibility, Cost and Diligence. Subject to the terms and conditions of this Agreement, Eurofarma shall be solely responsible, at its expense, for all Commercialization activities relating to Licensed Products in the Field in the Eurofarma Territory. Eurofarma shall use Commercially Reasonable Efforts to Commercialize Licensed Products in each country in the Eurofarma Territory. Summit shall use Commercially Reasonable Efforts to provide Eurofarma with existing information and documents in its Control that are relevant and necessary for Eurofarma to carry out its Commercialization obligations under this Agreement relating to Licensed Products in the Field in the Eurofarma Territory.

4.2.	Commercialization Plans and Information.

4.2.1.
Eurofarma Commercialization Plan. No less than [**] months in advance of the reasonably expected first Regulatory Approval in the Eurofarma Territory with respect to a Licensed Product, and on [**] basis thereafter, Eurofarma shall prepare and deliver to Summit for review a reasonable written plan that summarizes the Commercialization activities to be undertaken with respect to Licensed Products in the Eurofarma Territory in the next [**] and, to the extent commercially reasonable, Eurofarma’s plans to Commercialize Licensed Products in countries in the Eurofarma Territory in which Eurofarma is not then Commercializing Licensed Products, and the dates by which such activities are targeted to be accomplished (the “Eurofarma Territory Commercialization Plan”). The Eurofarma Territory Commercialization Plan shall subsequently be updated and modified by Eurofarma, from time to time at its discretion and no less frequently than [**], based upon, among other things, Eurofarma’s Commercialization activities with respect to Licensed Products in the Eurofarma Territory, a copy of which updated plan Eurofarma will promptly provide to Summit. The Eurofarma Territory Commercialization Plan and each modification thereto shall be consistent with Eurofarma’s diligence obligations under Section 4.1. Summit will use Commercially Reasonable Efforts to provide advice to Eurofarma with respect to the preparation and modification of the Eurofarma Territory Commercialization Plan, such as providing existing, relevant and necessary technical, commercial and promotional information and material in Summit’s Control. Nothing in this 4.2.1 shall require Summit to create any new information or material.

4.3.	Advertising and Promotional Materials.

4.3.1.
Global Branding. Summit shall prepare (and thereafter modify and update at its discretion) a global branding strategy (including global positioning, messages, logo, colors and other visual branding elements) for Licensed Products worldwide (the “Global Branding Strategy”).

4.3.2.
Eurofarma. Eurofarma will be responsible for the creation, preparation, production, reproduction and filing with the applicable Governmental Authorities, of relevant Promotional Materials for use in the Eurofarma Territory. All such Promotional Materials will be (a) compliant with applicable Law, (b) consistent with the Eurofarma Territory Commercialization Plan and (c) consistent with the Global Branding Strategy. Eurofarma will submit representative samples of its Promotional Materials developed by it for use in the Eurofarma Territory to Summit for its review and discussion at least [**] months prior to the First Commercial Sale of the first Licensed Product in the Eurofarma Territory, and at least [**] thereafter (or more frequently if reasonably requested by Summit). Eurofarma shall consider in good faith any timely comments Summit may have with respect to such Promotional Materials, but, subject to the requirements of Sections 4.3.2(a)-(c), shall have final decision-making authority with respect to such Promotional Materials.

4.4.
Reporting Obligations. Eurofarma shall report to Summit in writing, by no later than each [**] following the first Regulatory Approval of a Licensed Product in the Field in the Eurofarma Territory (for the period ending [**] of the prior [**]), summarizing Eurofarma’s Commercialization activities and resources expended for Licensed Products performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable). In addition, Eurofarma shall provide Summit with written notice of the First Commercial Sale of each Licensed Product in the Eurofarma Territory within [**] days after such event; provided, however, that in all circumstances Eurofarma shall inform Summit of such event prior to public disclosure of such event by Eurofarma. Eurofarma shall provide such other information to Summit as Summit may reasonably request and shall keep Summit reasonably informed of Eurofarma’s Commercialization activities with respect to Licensed Products.

4.5.
Sales and Distribution. Each Party and its Related Parties shall be responsible for booking sales and shall warehouse and distribute Licensed Products in its Territory. If a Party receives any orders for any Licensed Product in or for the other Party’s Territory, then it shall refer such orders to the other Party. Moreover, each Party and its Related Parties shall be solely responsible for handling all returns of Licensed Products sold in its Territory, as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Licensed Products sold in its Territory.

4.6.	Recalls, Market Withdrawals or Corrective Actions.

4.6.1.
Responsibility. In the event that any Governmental Authority issues or requests a recall or takes a similar action in connection with Licensed Products in the Eurofarma Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or stock recovery of Licensed Products in the Eurofarma Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [**], and in all cases prior to the execution of such recall, market withdrawal or stock recovery, advise the other Party thereof by telephone, facsimile or e-mail (except in the case of a government mandated recall, when such Party may not provide such advance notice but shall notify the other Party as soon as possible). Eurofarma, in consultation with Summit, shall decide whether to conduct a recall in the Eurofarma Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when Eurofarma may act without such advance consultation but shall notify Summit as soon as possible). Eurofarma shall be responsible for the execution of any such recall in the Eurofarma Territory, and in each such case Summit shall take such actions as reasonably requested by Eurofarma in connection therewith and otherwise reasonably cooperate in all such efforts. Except as otherwise provided in the Commercial Supply Agreement, Eurofarma shall bear the expense of any such recall in the Eurofarma Territory, provided, however, that Summit shall reimburse Eurofarma for the expense (including expenses for importation, logistics, taxes, notification, destruction, and return of the affected Licensed Product and any refund to customers of amounts paid for such Licensed Product) of any such recall in the Eurofarma Territory to the extent such recall is the result of a Manufacturing defect in Licensed Product supplied by (or on behalf of) Summit to Eurofarma. In case of any significant Manufacturing defect of any Licensed Product supplied to Eurofarma by Summit, Summit shall also be responsible for providing Eurofarma with replacement Licensed Product within [**] months, at its own cost and expense. In addition, Summit will make available all of its pertinent records that may be reasonably requested by Eurofarma in order to effect a recall in the Eurofarma Territory.

4.6.2.	Customer Interactions.

4.6.2.1.
Eurofarma shall be responsible for negotiating the reimbursement or replacement of any Licensed Product with customers in the Eurofarma Territory in case of recall of any Licensed Product due to technical and/or quality issues. Eurofarma shall deliver to Summit samples of defective (or allegedly defective) Licensed Products supplied by (or on behalf of) Summit to Eurofarma for investigation. Subject to the immediately preceding sentence, Eurofarma may also deliver samples defective (or allegedly defective) Licensed Products to Eurofarma Quality Control, located in Itapevi. Eurofarma Quality Control may contact Summit to request reasonable assistance in Eurofarma’s investigation process, if necessary.

4.6.2.2.
The Eurofarma call center shall be responsible for contacting applicable customers in the Eurofarma Territory based on the investigative reports created by the Parties’ respective quality control departments.

4.6.2.3.
In the event of any recall or any similar action related to any Licensed Product in the Eurofarma Territory, Eurofarma shall be responsible for corresponding with customers in the Eurofarma Territory. Summit shall provide reasonable support to Eurofarma with respect to such correspondence, as necessary and as requested by Eurofarma in writing.

4.7.
Commercial Expenses. Except where otherwise specifically set forth in this Agreement, each Party shall bear all costs and expenses incurred in connection with its Commercialization of Licensed Products in its Territory.

4.8.	Ex-Territory Sales; Export Monitoring.

4.8.1.
Ex-Territory Sales. Subject to applicable Law, neither Party shall engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside its Territory or accept orders for Licensed Products from or sell Licensed Products into such other Party’s Territory for its own account.

4.8.2.
Export Monitoring. Subject to Section 6, each Party and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Products from its own Territory for Commercialization in the other Party’s Territory using methods commonly used in the industry for such purpose, and shall promptly inform the other Party of any such exports of Licensed Products from its Territory, and the actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Law to prevent exports of Licensed Products from its Territory for Commercialization in the other Party’s Territory.

5.	COLLABORATION MANAGEMENT

5.1.
Collaboration Managers. Each Party shall designate a Collaboration manager to serve as a primary point of contact for the other Party under the Collaboration (the “Collaboration Manager”). Each Party may change its Collaboration Manager at any time in its sole discretion with written notice to the other Party.

5.2.
Meetings. The Parties shall meet to discuss the Collaboration in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**] during the Term, with the location for such meetings alternating between Summit and Eurofarma facilities (or such other locations as are mutually agreed by the Parties). Alternatively, the Parties may meet by means of teleconference, videoconference or other similar communications equipment, but at least [**] shall be conducted in person. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives. At Summit’s written request, Eurofarma agrees to renegotiate this Section 5.2 in good faith to the extent necessary to involve any Summit Related Parties conducting Development, Manufacture or Commercialization of any Licensed Product in the Summit Territory.

6.	MANUFACTURE AND SUPPLY OF THE LICENSED PRODUCTS

6.1.
Supply Obligations. From and after the Effective Date, subject to the Commercial Supply Agreement once entered into pursuant to Section 6.3, (a) Summit will use Commercially Reasonable Efforts, either itself or through Third Parties, to Manufacture Finished Drug Product meeting all applicable product specifications as filed in the applicable regulatory filings, in accordance with applicable current Good Manufacturing Practices and equivalent Laws outside the United States, including in the Eurofarma Territory, and supply to Eurofarma Finished Drug Product in quantities that are reasonably sufficient for the conduct of Commercialization by Eurofarma with respect to the Eurofarma Territory under the Eurofarma Territory Commercialization Plan and (b) Eurofarma shall purchase the Licensed Product exclusively from Summit and, with respect to Commercialization of Licensed Products in the Eurofarma Territory, Summit shall supply the Licensed Product exclusively to Eurofarma in the Eurofarma Territory during the Term of this Agreement.

6.2.
Transfer Price. Beginning with the date on which Summit first supplies Finished Drug Product to Eurofarma pursuant to Section 6.1 until the end of the Calendar Year in which Eurofarma obtains the first Regulatory Approval for a Licensed Product in the Eurofarma Territory, Eurofarma shall pay to Summit an amount equal to [**] U.S. Dollars ($[**]) per tablet of Licensed Product supplied by Summit to Eurofarma in blister packs. At Eurofarma’s written request, Summit shall supply the Licensed Product in bulk tablets, passing to Eurofarma any saving Summit makes through providing in bulk rather than in blisters and using as reference the amount of [**] U.S Dollars ($[**]) per tablet in blister pack. Both Parties shall discuss and agree in good faith on detailed supply conditions in the Commercial Supply Agreement. In each subsequent Calendar Year in which Summit supplies Finished Drug Product to Eurofarma pursuant to Section 6.1, the amount that Eurofarma shall pay to Summit per tablet of Licensed Product shall increase by [**] percent ([**]%) of the amount paid by Eurofarma to Summit per tablet of Licensed Product in the previous Calendar Year. All Finished Drug Product provided by Summit to Eurofarma shall be delivered FOB (Incoterms 2010) to a location identified by Summit in advance in writing. For the avoidance of doubt, Summit shall have no obligation to clear any Finished Drug Product for import into any country in the Eurofarma Territory, pay any import duty with respect to the importation of any Finished Drug Product into any country in the Eurofarma Territory or carry out any import customs formalities with respect to the importation of any Finished Drug Product into any country in the Eurofarma Territory. The Parties agree to discuss in good faith the pricing and volumes for the Licensed Products in the event that there is a significant variation in any applicable exchange rate, a significant rise or reduction in the cost of any applicable raw materials or a significant change in any applicable market that could significantly impact the Commercialization of the Licensed Products in the Eurofarma Territory. For the avoidance of doubt, nothing in this Section 6.2 shall require either Party to amend any provision of this Agreement or the Commercial Supply Agreement or to enter into any other agreement.

6.3.
Commercial Supply Agreement. The Parties will negotiate in good faith and enter into a supply agreement for commercial supply of Licensed Products and a related quality agreement (collectively, the “Commercial Supply Agreement”) within [**] months following the Effective Date, which Commercial Supply Agreement will be consistent with the terms set forth in Section 6.1 and Section 6.2 with respect to commercial supply of Licensed Products and will contain other customary terms. When the Parties enter into the Commercial Supply Agreement, the terms of such Commercial Supply Agreement shall supersede the terms set forth in Section 6.1 and Section 6.2. Summit shall provide an initial draft of the Commercial Supply Agreement within [**] months of the signing of this Agreement.

6.4.
Technology Transfer. If, at any time during the Term, Summit anticipates or determines that it will not be able to, or anticipates or determines that it will not, continue supplying Eurofarma with Licensed Products for Eurofarma’s Commercialization of Licensed Products in the Eurofarma Territory, Summit shall promptly notify Eurofarma thereof, and the Parties shall negotiate in good faith a plan to transfer from Summit or its applicable Third Party supplier(s) to Eurofarma or its applicable Third Party supplier(s) all Know-How Controlled by Summit or its Affiliates that would be needed for Eurofarma or its applicable Third Party supplier(s) to Manufacture the Licensed Products for Eurofarma’s Commercialization of the Licensed Products in the Field in the Eurofarma Territory.

7.	LICENSES; EXCLUSIVITY

7.1.
License Grant to Eurofarma. Subject to the terms and conditions of this Agreement, Summit hereby grants Eurofarma a non-transferable (except as provided in Section 14.1), sublicensable (subject to Section 7.2), exclusive (even as to Summit) license under the Summit Technology to Commercialize Licensed Products in the Field in the Eurofarma Territory.

7.2.	Sublicensing Terms.

7.2.1.
Permitted Sublicensees. Subject to the requirements of this Section 7.2, Eurofarma shall have the right to sublicense any of its rights under Section 7.1 to any of its Affiliates or to any Third Party, subject to Summit’s prior written consent.

(a)
Sublicense Agreements. Each sublicense granted by Eurofarma pursuant to this Section 7.2 shall be subject and subordinate to the applicable terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Eurofarma shall promptly provide Summit with a copy of the fully executed sublicense agreement covering any sublicense granted to an Affiliate or a Third Party hereunder. Without limitation, each sublicense agreement shall contain the following provisions: (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 9 with respect to Summit’s Confidential Information, (ii) a requirement that the Sublicensee maintain applicable records and submit applicable sales or other reports to Eurofarma to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, (iii) a requirement that the Sublicensee comply with the exclusivity obligations set forth in Section 7.4 as though it were an Affiliate of Eurofarma, (iv) an obligation to assign to Summit all improvements to Summit Technology in accordance with Section 12.1, (v) the audit requirements set forth in Section 8.4 and (vi) an obligation to participate in the safety reporting procedures set forth in the Pharmacovigilance Agreement.

(b)
Sublicensee Breach. If Eurofarma becomes aware of any material breach of any term of any sublicense by any Eurofarma Sublicensee that interferes with Eurofarma’s compliance with the terms of this Agreement, then Eurofarma shall promptly notify Summit of the particulars of the same and shall use Commercially Reasonable Efforts to cause the Sublicensee to comply with all of the terms of the sublicense agreement necessary for Eurofarma’s compliance with the terms of this Agreement. In the event that (i) the Sublicensee has failed to cure a material breach within [**] days after notice of such breach and (ii) such material breach also constitutes a material breach of this Agreement, Eurofarma shall terminate the sublicense agreement at the request of Summit. Notwithstanding any sublicense, Eurofarma shall remain primarily liable to Summit for the performance of all of Eurofarma’s obligations under, and Eurofarma’s compliance with all terms and conditions of, this Agreement.

7.3.
No Implied Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any rights or licenses in any Know-How, Patent Rights or other intellectual property rights of the other Party.

7.4.
Exclusivity. During the Term, other than as part of the Collaboration, neither Eurofarma nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Summit, engage in any Commercialization of any Competing Product in the Eurofarma Territory or the Summit Territory. Likewise, during the Term, other than as part of the Collaboration, neither Summit nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Eurofarma, engage in any Commercialization of any Competing Product in the Eurofarma Territory.

7.5.	Competing Product Acquisitions.

7.5.1.
Options. If, during the term of the exclusivity covenant in Section 7.4, a Party or any of its Affiliates acquires a Third Party, or Eurofarma or any of its Affiliates is acquired by a Third Party, (in each case, whether such acquisition occurs by way of a purchase of assets, merger, consolidation or similar transaction) (the Party or Affiliate acquiring or acquired by such Third Party, the “Acquisition Party”) and where such Third Party is, at the time of such acquisition, actively Commercializing a Competing Product in a manner that, if performed by the Acquisition Party, would violate Section 7.4, unless the Parties agree otherwise in writing, then the Acquisition Party, or its applicable Affiliate, will (with respect to the applicable Competing Product), at its option and no later than [**] days following the date of consummation of the relevant merger, consolidation or acquisition, notify the other Party in writing of its determination to either:

(a)	divest, or cause the relevant Affiliate to divest, whether by license or otherwise, its interest in the Competing Product, to the extent necessary to be in compliance with Section 7.4;

(b)	terminate the Commercialization of the Competing Product, to the extent necessary to be in compliance with Section 7.4; or

(c)	if the Acquisition Party is Eurofarma, terminate this Agreement pursuant to Section 13.2.1.

7.5.2.
Divestiture or Termination. If the Acquisition Party notifies the other Party in writing that it or its relevant Affiliate intends to divest such Competing Product or terminate either this Agreement (if the Acquisition Party is Eurofarma) or the Commercialization of the Competing Product as provided in Section 7.5.1, then the Acquisition Party or its relevant Affiliate will effect the consummation of such divestiture within [**] months or effect such termination within [**] months, subject to compliance with applicable Law (as applicable), after the consummation of the relevant merger, consolidation or acquisition contemplated in Section 7.5.1, and will confirm to the other Party in writing when such divestiture or termination has been completed. The Acquisition Party will keep the other Party reasonably informed of its efforts and progress in effecting such divestiture or termination until it is completed.

7.6.
Acquirers. If, during the Term, Summit or any of its Affiliates is Acquired by a Third Party (whether such Acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise), then, notwithstanding anything to the contrary in Section 7.4, the Third Party acquiring Summit or such Affiliate(s) shall be permitted to conduct activities that would, if performed by Summit or any of its Affiliates, cause Summit or any of its Affiliates to violate Section 7.4 (any such activities, an “Acquirer Program”) (and such Acquirer Program will not constitute a violation of Section 7.4); provided that (a) none of the Summit Technology is used in such Acquirer Program, (b) no Confidential Information of Eurofarma is used in such Acquirer Program, and (c) the activities required under this Agreement are conducted separately from any activities directed to such Acquirer Program, including by the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel working on each of the activities under this Agreement, and the activities covered under such Acquirer Program (except that this requirement shall not apply to personnel who have senior research management roles and not project level research roles, provided such personnel in senior research management roles are not directly involved in the day-to-day activities under such Acquirer Program).

7.7.
Government Rights. Eurofarma understands that Summit Technology may have been or may be developed under a funding agreement with a Governmental Authority and, if so, that a Governmental Authority may have certain rights relative thereto. This Agreement is made subject to any such rights of any Governmental Authority under any such agreement or any applicable Law. In particular (but without limitation), notwithstanding anything to the contrary herein, the rights and licenses granted by Summit to Eurofarma in this Agreement are subject to any such rights of any applicable Governmental Authority. Without limiting the foregoing, Eurofarma acknowledges that, to the extent applicable, the U.S. federal government retains (a) unlimited rights to all government-funded data within the Summit Technology, as set forth in 48 C.F.R. Part 27, Subpart 27.4 and 48 C.F.R. § 52.227-14 and (b) a royalty-free, non-exclusive, non-transferable license to practice or have practiced, and march-in rights with respect to, any government-funded invention within the Summit Technology, as set forth in 48 C.F.R. § 52.227-11 and 35 U.S.C. §§ 200-212, and the regulations promulgated thereunder. Any rights to any such government-funded data or invention(s) granted hereunder, which are greater than permitted by 48 C.F.R. Part 27, Subpart 27.4; 48 C.F.R. § 52.227-14; 48 C.F.R. § 52.245-1; 48 C.F.R. § 52.227-11 or 35 U.S.C. §§ 200-212, as applicable, are subject to modification as required to conform to the provisions of those Laws.

8.	FINANCIAL TERMS

8.1.
Upfront Fee. In consideration for the exclusive right for Eurofarma to Commercialize the Licensed Products in the Eurofarma Territory under this Agreement, on the Effective Date, Eurofarma shall pay Summit a non-refundable, non-creditable initial payment of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000).

8.2.
Development Milestone Fees Under License. Subject to the terms and conditions of this Agreement, in partial consideration for the rights and license granted hereunder, Eurofarma shall make the non-refundable, non-creditable milestone payments to Summit set forth in TABLE 8.2 below, each payable once, no later than [**] days after the earliest date on which Eurofarma becomes aware that the corresponding milestone event has first been achieved with respect to the first Licensed Product to achieve such milestone event.

TABLE 8.2: First Licensed Product
Milestone Event	Milestone Payment
(i) Achievement of [**] of the Eurofarma Territory Target Enrollment in the Global Pivotal Clinical Study	[**]
(ii) Achievement of [**] of the Eurofarma Territory Target Enrollment in the Global Pivotal Clinical Study	[**]
(iii) Achievement of [**] of the Eurofarma Territory Target Enrollment in the Global Pivotal Clinical Study	[**]
(iv) Achievement of the Primary Endpoint in the Global Pivotal Clinical Study	$1,000,000
(v) Receipt of Price and Reimbursement Approval for a Licensed Product in [**]	$1,200,000
(vi) First Commercial Sale of a Licensed Product in [**]	[**]
(vii) First Commercial Sale of a Licensed Product in [**]	[**]

8.2.1.
Deemed Achievement of Target Enrollment and Primary Endpoint. If Eurofarma has not paid to Summit a milestone payment set forth in row (iii) of TABLE 8.2, and a milestone event set forth in row (v), (vi) or (vii) of TABLE 8.2 occurs, then, upon the occurrence of such milestone event set forth in such later row, Eurofarma shall pay to Summit the milestone payment set forth in row (iii) of TABLE 8.2. If Eurofarma has not paid to Summit a milestone payment set forth in row (iv) of TABLE 8.2, and a milestone event set forth in row (v), (vi) or (vii) of TABLE 8.2 occurs, then, upon the occurrence of such milestone event set forth in such later row, Eurofarma shall pay to Summit the milestone payment set forth in row (iv) of TABLE 8.2.

8.2.2.
Events. Eurofarma shall provide Summit with written notice of the achievement by Eurofarma or any of its Related Parties of any milestone event set forth in this Section 8.2 within [**] days after such event. Summit shall provide Eurofarma with written notice of the achievement by Summit or any of its Related Parties of any milestone event set forth in this Section 8.2 within [**] days after such event.

8.3.
Sales Milestone Fees. Subject to the terms and conditions of this Agreement, Eurofarma shall make the non-refundable, non-creditable milestone payments to Summit set forth in TABLE 8.3 below, within [**] days after the end of the Calendar Quarter in which the corresponding milestone event has first been achieved by Eurofarma or its Related Parties with respect to Licensed Products in the Eurofarma Territory.

TABLE 8.3: Eurofarma Territory Sales Milestone Fees
Milestone Event	Milestone Payment
(i) Cumulative Net Sales of Licensed Products in the Eurofarma Territory equal to or greater than $20,000,000	$3,000,000
(ii) Cumulative Net Sales of Licensed Products in the Eurofarma Territory equal to or greater than $50,000,000	$7,500,000
(iii) Cumulative Net Sales of Licensed Products in the Eurofarma Territory equal to or greater than $100,000,000	$7,500,000
(iv) Each subsequent achievement of an additional $100,000,000 Cumulative Net Sales of Licensed Products in the Eurofarma Territory (e.g., $200,000,000; $300,000,000)	$7,500,000

8.3.1.
Reports. During the Term, following the First Commercial Sale of a Licensed Product in the Eurofarma Territory, Eurofarma shall furnish to Summit a written report within [**] days after the end of each Calendar Quarter showing, on a Licensed Product-by-Licensed Product and country-by-country basis, the gross sales of each Licensed Product in each country of the Eurofarma Territory, deductions from gross sales (itemized by deduction category) for each Licensed Product for each country of the Eurofarma Territory included in the calculation of Net Sales, the Net Sales in each country of the Eurofarma Territory of each Licensed Product during the reporting period and any milestone payments payable under this Agreement. Eurofarma and its Related Parties shall keep complete and accurate records in sufficient detail to enable the payments payable hereunder to be determined.

8.4.	Audits.

8.4.1.
Records; Inspections. Eurofarma and its Related Parties shall keep complete and accurate records of the items underlying Net Sales, milestones and other payments under this Agreement and shall maintain such records for [**] years after the end of the Calendar Year to which they pertain. Upon the written request of Summit and not more than [**], Eurofarma and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by Summit and reasonably acceptable to Eurofarma, at Summit’s expense except as set forth below, to have access during normal business hours to such of the records of Eurofarma and its Related parties as may be reasonably necessary to verify the accuracy of the payments and reports hereunder for any year ending not more than [**] years prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this Agreement. In addition, Eurofarma will provide access to such additional records and information as Summit may reasonably request in order to satisfy Summit’s audit obligations under Summit’s agreements with applicable Third Party funding sources.

8.4.2.
Discrepancies. If such accounting firm identifies a discrepancy made during such period, then the appropriate Party shall pay the other Party the amount of the discrepancy (together with, in the case of any underpayments by Eurofarma, late-payment interest in accordance with Section 8.6) within [**] days after the date that both Parties receive the accounting firm’s written report; provided, however, that, if a Party objects to such accounting firm’s written report and values, the Parties may jointly engage an independent expert mutually agreeable to the Parties to determine whether the accounting firm’s written report and values are correct, and the Parties shall be bound and abide by such independent expert’s determination, and the amount of any discrepancy and any applicable interest shall be paid within [**] days after the Parties receive such independent expert’s determination. The fees charged by any accounting firm engaged by Summit pursuant to Section 8.4.1 shall be paid by Summit, unless such discrepancy represents an under-payment by Eurofarma of at least [**] percent ([**]%) of the total amounts payable by Eurofarma to Summit under this Agreement in the audited period, in which case such fees shall be paid by Eurofarma. The fees charged by any independent expert engaged pursuant to this Section 8.4.2 shall be shared equally by the Parties

8.4.3.
Confidential Treatment. Summit shall treat all financial information subject to review under this Section 8.4 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and Summit undertakes to obtain from any accounting firm conducting any audit of Eurofarma or any of Eurofarma’s Related Parties a reasonable and customary written confidentiality agreement obligating such accounting firm to retain all such information in confidence pursuant to such confidentiality agreement, which terms shall be no less stringent than the provisions of Section 9. Such confidentiality agreement must be forward to Eurofarma.

8.5.
Payment Exchange Rate. Each payment to be made to Summit under this Agreement shall be made in such currency and to such bank account as may be designated in writing by Summit from time to time. All payments to be made under this Agreement to Eurofarma shall be made in US Dollars ($) and shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by Eurofarma from time to time. If, in a given Calendar Quarter, either Party is required to convert between currencies in order to make a payment or determine whether a payment is due under this Agreement, then such Party shall make such conversion using the conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable calendar quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.

8.6.
Late Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the then-current prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, plus [**] percentage points per annum or (b) the highest rate permitted by Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly.

8.7.
Blocked Payments. If, by reason of applicable Laws in any jurisdiction in the Eurofarma Territory, it becomes impossible or illegal for Eurofarma to transfer milestone payments or other payments under this Agreement to Summit, then Eurofarma shall promptly notify Summit. During any such period described above, Eurofarma shall deposit such payments in local currency in the relevant jurisdiction to the credit of Summit in a recognized banking institution designated by Summit or, if none is designated by Summit within a period of [**] days, in a recognized banking institution selected by Eurofarma and identified in a written notice given to Summit.

8.8.	Taxes.

8.8.1.
Deductions and Withholdings. Each Party will make all payments to the other Party under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by applicable Law in effect at the time of payment.

8.8.2.
Payment. The full amount of any Tax required to be deducted and withheld within the meaning of Section 8.8.1 on payments under this Agreement will be duly deducted, withheld and timely paid over by the Party making the payment (the “Payor”) on behalf of the Party receiving the payment (the “Payee”). Any payment payable under this Agreement with respect to which any Tax has been deducted and withheld pursuant to this Section 8.8.2 shall be increased as necessary to ensure that, after all required Tax deductions and withholdings have been made (including with respect to any such increased amount), the net amount received by the Payee (free and clear of any Tax required to be paid over by the Payor with respect thereto to any Governmental Authority) shall be equal to the amount that would have been due to, and received by, the Payee under this Agreement had no such deduction or withholding been required or made.

8.8.3.
Documentation and Reductions. The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably required by either Party to secure a reduction in the rate of applicable withholding Taxes.

8.8.4.
Indemnification. If (a) the Payor (i) had a duty to deduct, withhold and pay over any Tax to any Governmental Authority in connection with any payment it made to the Payee under this Agreement but (ii) failed to so deduct, withhold and timely pay over all or any portion of such Tax, and (b) such Tax or portion thereof is assessed against the Payee, then the Payor will indemnify and hold harmless the Payee from and against any penalties imposed as a result thereof.

9.	CONFIDENTIALITY AND PUBLICATION

9.1.	Nondisclosure Obligation.

9.1.1.
Non-Disclosure and Non-Use. During the Term and for a period of [**] years thereafter, all Confidential Information disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party.

9.1.2.
Permitted Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party or any of its Affiliates may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement, as may be reasonably required in order to perform the receiving Party’s obligations and to exploit the receiving Party’s rights under this Agreement, and specifically to (a) the receiving Party’s Related Parties, and its and their respective employees, directors, agents, consultants and advisors for the performance of the receiving Party’s obligations or exploitation of the receiving Party’s rights hereunder in accordance with this Agreement, in each case who are under an obligation of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Section 9; (b) Governmental Authorities in order to perform the receiving Party’s obligations or exploit the receiving Party’s rights under this Agreement; provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (c) the extent required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, and (d) any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources and any bona fide actual or prospective licensees, sublicensees, collaborators or strategic partners and to consultants and advisors of such Party, in each case, who are under an obligation of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Section 9. If a Party or any of its Affiliates is required by Law to disclose Confidential Information of the other Party or any of its Affiliates that is subject to the non-disclosure provisions of this Section 9, then such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is required to be disclosed by Law shall remain otherwise subject to the confidentiality and non-use provisions of this Section 9. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, then such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions and will take such Party’s reasonable comments into consideration before filing the Agreement.

9.2.	Publication and Publicity.

9.2.1.
Publication. Summit acknowledges Eurofarma’s interest in publishing certain key results of the Collaboration. Eurofarma recognizes the mutual interest in obtaining valid patent protection and Summit’s interest in protecting its trade secret information. Consequently, except for disclosures permitted pursuant to Section 9.1 and Section 9.2.3, if Eurofarma wishes to make a publication or public presentation that contains the Confidential Information of Summit or any of Summit’s Affiliates, Eurofarma shall deliver to Summit a copy of the proposed written publication or presentation within [**] days prior to submission for publication or presentation. Summit shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, and Eurofarma will remove all of Summit’s and its Affiliates’ Confidential Information if requested by Summit and (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If Summit requests a delay, then Eurofarma shall delay submission or presentation for a period of [**] days (or such shorter period as may be mutually agreed by the Parties) to enable Summit to file patent applications protecting Summit’s rights in such information in accordance with Section 12.

9.2.2.
Publicity; Use of Names. Except as set forth in Section 9.1 and Section 9.2.3, no Party or any of its Affiliates shall use the name, trademark, trade name or logo of the other Party or any of its Affiliates or any of their respective employees in any publicity, news release or disclosure relating to this Agreement without the prior express written permission of the other Party, except as may be required by Law or expressly permitted by the terms hereof.

9.2.3.
Press Release. Except as set forth in Section 9.1, neither Party nor any of its Affiliates shall issue press releases or make public disclosures relating to this Agreement or the terms hereof unless mutually agreed by the Parties.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1.	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

10.1.1.
It is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

10.1.2.
It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

10.1.3.
This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

10.1.4.	It has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

10.1.5.
Neither Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended, or is the subject of a conviction described in such section.

10.2.	Additional Representations and Warranties of Summit. Summit represents and warrants to Eurofarma, as of the Effective Date, that, to Summit’s knowledge as of the Effective Date:

10.2.1.
Authority. Summit has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Summit Technology existing as of the Effective Date to grant the licenses to such Summit Technology granted to Eurofarma pursuant to this Agreement and is the exclusive owner of all Summit Patent Rights set forth in Schedule 1.44.

10.2.2.
Summit Patent Rights. (a) Schedule 1.45 collectively sets forth a complete and accurate list of the Summit Patent Rights existing as of the Effective Date, (b) each issued Summit Patent Right existing as of the Effective Date remains in full force and effect and (c) Summit or its Affiliates have paid all filing and renewal fees required to be paid on or before the Effective Date with respect to such Summit Patent Rights.

10.2.3.
Completeness of Schedules. Other than the Summit Patent Rights set forth on Schedule 1.45, as of the Effective Date Summit does not Control any Patent Rights that Cover any Licensed Product in the Eurofarma Territory.

10.2.4.
Infringement. The Development and Commercialization of Licensed Products in the Eurofarma Territory will not infringe the intellectual property rights of any Third Party. There is (a) no claim, action or proceeding pending, (b) no written communication or (c) no threatened claim, action or proceeding, in each case ((a), (b) and (c)) alleging that the Development or Commercialization of any Licensed Product in the Eurofarma Territory, the activities of Summit or any of its Affiliates with respect to any such Licensed Product in the Eurofarma Territory, or the practice or use of the Summit Patent Rights or Summit Know-How in the Eurofarma Territory, infringes or misappropriates any Patent Rights or other intellectual property of any Third Party. The representation and warranty in the first sentence of this Section 10.2.4 shall apply to actions that Eurofarma may face after the Effective Date.

10.3.
Additional Representations, Warranties and Covenants of Eurofarma. Eurofarma represents, warrants and covenants to Summit that Supera Farma Laboratórios S.A (a) is a joint venture partner of Eurofarma involved in the promotion, distribution and marketing of prescription drug products developed by Eurofarma and (b) will not Commercialize any Licensed Product under this Agreement.

10.4.
Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCTS WILL BE ACHIEVED.

10.5.	Mutual Covenants.

10.5.1.	Non-Contravention. During the Term, neither Party, nor any of its Related Parties, will grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

10.5.2.
Compliance with Laws. Each Party and its Related Parties shall conduct the Collaboration and the Development, Manufacture and Commercialization of the Licensed Products, as applicable, in accordance with all Laws, including applicable governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices.

10.5.3.
Debarment. Neither Party nor any of its Affiliates will use in any capacity, in connection with the Collaboration or the performance of its obligations or exercise of its rights under this Agreement, any Person that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended, or any similar Law outside the United States, including in the Eurofarma Territory, or that is the subject of a conviction described in such section or similar Law, as applicable. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities in the Collaboration or under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended (or any similar Law outside the United States, including in the Eurofarma Territory), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its obligations or exercise of its rights under this Agreement.

11.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

11.1.
General Indemnification by Eurofarma. Eurofarma shall indemnify, hold harmless, and defend Summit, its Related Parties, and their respective directors, officers, employees and agents (“Summit Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Eurofarma in this Agreement, or any breach or violation of any covenant or agreement of Eurofarma in or in the performance of this Agreement or (b) the negligence or willful misconduct by or of Eurofarma or its Related Parties, or any of their respective directors, officers, employees and agents, in the performance of Eurofarma’s obligations under this Agreement. Eurofarma shall have no obligation to indemnify the Summit Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Summit in this Agreement, or any breach or violation of any covenant or agreement of Summit in or in the performance of this Agreement, or the negligence or willful misconduct by or on behalf of any of the Summit Indemnitees, or matters for which Summit is obligated to indemnify Eurofarma under Section 11.2 or Section 11.3.

11.2.
General Indemnification by Summit. Summit shall indemnify, hold harmless, and defend Eurofarma, its Related Parties and their respective directors, officers, employees and agents (“Eurofarma Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Summit in this Agreement, or any breach or violation of any covenant or agreement of Summit in or in the performance of this Agreement or (b) the negligence or willful misconduct by or of Summit or its Related Parties, and their respective directors, officers, employees and agents, in the performance of Summit’s obligations under this Agreement. Summit shall have no obligation to indemnify the Eurofarma Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Eurofarma in this Agreement, or any breach or violation of any covenant or agreement of Eurofarma in or in the performance of this Agreement, or the negligence or willful misconduct by or on behalf of any of the Eurofarma Indemnitees, or matters for which Eurofarma is obligated to indemnify Summit under Section 11.1 or Section 11.3.

11.3.
Product Liability. Any Losses arising out of Third Party product liability claims arising from manufacturing defects in Licensed Products Manufactured by Summit shall be borne by Summit. Any other Losses arising out of Third Party product liability claims arising from Commercialization of Licensed Products shall be (a) borne by Eurofarma, to the extent such Losses were incurred with respect to the Commercialization of the Licensed Products in or for the Eurofarma Territory by or on behalf of Eurofarma or any of its Related Parties and (b) be borne by Summit, to the extent such Losses were incurred with respect to the Commercialization of the Licensed Products in or for the Summit Territory, in each case, by or on behalf of Summit or any of its Related Parties. The Party bearing such Losses in accordance with this Section 11.3 shall indemnify, hold harmless and defend the other Party and its Related Parties and their respective directors, officers, employees and agents from and against such Losses.

11.4.
Indemnification Procedure. In the event of any indemnified claim against any Eurofarma Indemnitee or Summit Indemnitee (individually, an “Indemnitee”), the Indemnitee shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that the indemnifying Party may not settle the claim without the Indemnitee’s prior written consent (not to be unreasonably withheld), if such settlement materially adversely impacts the Indemnitee’s rights or obligations. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 11.1, 11.2 or 11.3 may apply, then the indemnifying Party shall promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party for the matters to which the indemnifying Party notified the Indemnitees that such exception(s) may apply.

11.5.
Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 9, (C) A BREACH OF SECTION 7.4 OR (D) A BREACH OF SECTION 12.1. NOTHING IN THIS SECTION 11.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

11.6.
Insurance. Eurofarma shall maintain insurance during the Term and until at least two (2) years after the last commercial sale of any Licensed Product in the Eurofarma Territory under this Agreement, with a reputable, solvent insurer in an amount appropriate for Eurofarma’s business and products of the type that are the subject of this Agreement, and for Eurofarma’s obligations under this Agreement. Specifically, Eurofarma shall maintain product liability insurance with limits of [**] U.S. Dollars ($[**]) per occurrence and in annual aggregate. Upon request, Eurofarma shall provide Summit with evidence of the existence and maintenance of such insurance coverage.

12.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

12.1.
Assignment of Improvements. Eurofarma hereby assigns and agrees to assign, on behalf of itself and its Related Parties, to Summit all of Eurofarma’s and its Related Parties’ rights, title and interest in and to all Know-How and Patent Rights that (a) are invented, developed or generated on or after the Effective Date by or on behalf of Eurofarma or any of its Related Parties or any Third Party on behalf of or pursuant to contracts with Eurofarma or any of its Related Parties, whether solely or jointly with Summit or any of its Related Parties or any Third Party, and (b) constitute an improvement to any Summit Technology.

12.1.1.
Disclosure. Eurofarma shall promptly disclose to Summit any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors during the Term describing any improvement to any Summit Technology. In addition, Eurofarma will disclose to Summit any such information related to such technology, to the extent patentable, necessary for the filing, prosecution or maintenance of any Patent Right claiming or otherwise covering any improvement to any Summit Technology in accordance with the terms and conditions of this Section 12.

12.1.2.
Employee Assignment Obligations; Third Party Intellectual Property Agreements. Eurofarma shall ensure that all of its employees, agents and independent contractors and all of its Affiliates’ employees, agents and independent contractors acting under its or its Affiliates’ authority in the performance of this Agreement assign to Eurofarma under a binding written agreement all Know-How and Patent Rights discovered, made or conceived by such employees, agents and independent contractors in the performance of this Agreement. In addition, Eurofarma shall use Commercially Reasonable Efforts to include in agreements between Eurofarma or any of its Affiliates, on the one hand, and any Third Parties engaged under such agreements to perform activities under this Agreement that are reasonably expected to generate any improvements to any Summit Technology, on the other hand, binding agreements granting Eurofarma ownership of such generated improvement(s).

12.1.3.
Further Actions and Assignments. Eurofarma shall take all further actions and execute all assignments that are requested by Summit and reasonably necessary or desirable to vest in Summit the ownership rights set forth in this Section 12.1.

12.2.	Prosecution and Maintenance of Patent Rights.

12.2.1.	Summit Patent Rights.

(a)
Responsibility. Summit has the sole responsibility to, at Summit’s discretion, file, prosecute and maintain all Summit Patent Rights. Except as required by Law, Summit shall prosecute and maintain Summit Patent Rights that were in existence at the Effective Date and seek issuance of all patent applications within the Summit Patent Rights that were filed in the Eurofarma Territory prior to the Effective Date.

(b)
Consultation with Eurofarma. Notwithstanding the foregoing Section 12.2.1(a), Summit shall consult with Eurofarma on the preparation, filing, prosecution and maintenance of all Summit Patent Rights in the Eurofarma Territory. Summit shall furnish Eurofarma with copies of documents relevant to such preparation, filing, prosecution and maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Eurofarma and shall consider in good faith timely comments from Eurofarma thereon. Summit shall also furnish Eurofarma with copies of all final filings and responses made to any patent authority with respect to all such Patent Rights in a timely manner following submission thereof.

12.2.2.
Cooperation. Eurofarma hereby agrees: (a) to make its employees, agents and consultants reasonably available to Summit (or to Summit’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable Summit to undertake patent prosecution under this Agreement; (b) to cooperate, if necessary and appropriate, with Summit in gaining patent term extensions wherever applicable to Patent Rights under this Agreement and (c) to endeavor in good faith to coordinate its efforts with Summit to minimize or avoid interference with the prosecution and maintenance of Summit’s patent applications. For purposes of clarity, Eurofarma shall not bear any of Summit’s internal or out-of-pocket costs related to Summit’s patents.

12.3.	Infringement by Third Parties; Defense Actions.

12.3.1.
Notices. Each Party shall promptly report in writing to the other Party any (a) known or suspected infringement of any Summit Technology or (b) unauthorized use or misappropriation of any Confidential Information or Know-How of a Party by a Third Party of which it becomes aware, in each case, to the extent such infringing, unauthorized or misappropriating activities involve, as to a Licensed Product, a competing product in the Field in the Eurofarma Territory ((a) and (b) collectively, “Competitive Infringement”), (c) Third Party’s challenge to the validity, scope or enforceability of a Summit Patent Right in the Eurofarma Territory or (d) initiation by a Third Party of any opposition or inter partes review proceeding against any Summit Patent Right in the Eurofarma Territory (any challenge or proceeding described in clause (c) or clause (d), a “Defense Action”), and shall provide the other Party with all available evidence and information regarding such Competitive Infringement or Defense Action.

12.3.2.	Rights to Enforce and Defend.

(a)
First Right. Summit shall have the first right, but not the obligation, to initiate an infringement or other appropriate suit or administrative proceeding in the Eurofarma Territory against any Third Party as to any Competitive Infringement in the Eurofarma Territory of any Summit Technology. Summit shall have the sole right, but not the obligation, to defend against any Defense Action in the Eurofarma Territory relating to a Summit Patent Right.

(b)
Step-In Right. If, within [**] days after Summit’s receipt of a notice of a Competitive Infringement in the Eurofarma Territory (or such lesser time so that Eurofarma’s rights are not prejudiced by the delay), Summit does not take any action as described in Section 12.3.2(a) against such Competitive Infringement, then Eurofarma may in its sole discretion, bring and control any legal action in connection with such Competitive Infringement at its sole expense.

12.3.3.
Procedures; Expenses and Recoveries. The Party having the right to initiate or defend any suit, action or administrative proceeding or to challenge any Competitive Infringement under Section 12.3.2 shall have the sole and exclusive right to select counsel for any such suit, action or proceeding and shall pay all expenses of the suit, action or proceeding, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket costs in rendering assistance requested by the initiating or defending Party. If required under applicable Law in order for the initiating or defending Party to initiate, defend or maintain such suit, action or proceeding, or if either Party is unable to initiate, prosecute or defend such suit, action or proceeding solely in its own name or it is otherwise advisable in order to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit, action or proceeding and will execute and cause its Affiliates to execute all documents necessary for the initiating or defending Party to initiate, maintain or defend such suit, action or proceeding. In addition, at the initiating or defending Party’s request, the other Party shall provide reasonable assistance to the initiating or defending Party in connection with such suit, action or proceeding at no charge to the initiating or defending Party except for reimbursement by the initiating or defending Party of reasonable out-of-pocket costs incurred in rendering such assistance. The non-initiating or non-defending Party shall have the right to participate and be represented in any such suit, action or proceeding by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such a suit, action or proceeding, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation or the applicable dispute), then such amounts shall be allocated in all cases as follows:

(a)	first, to reimburse each Party for all expenses of the suit incurred by the Parties, including attorneys’ fees and disbursements, court costs and other litigation expenses; and

(b)	second, [**] percent ([**]%) of the balance to be paid to the Party initiating the suit and [**] percent ([**]%) of the balance to be paid to the other Party.

12.3.4.
Settlement. Neither Party will enter into any settlement of any an infringement or other appropriate suit or administrative proceeding against a Competitive Infringement that could reasonably be expected to (a) have a material adverse effect on any Summit Technology in the Eurofarma Territory (including by way of any admission of invalidity or unenforceability of any Summit Technology) or (b) materially adversely affect the other Party’s rights or interests without such other Party’s written consent, which consent will not be unreasonably withheld.

12.4.
Common Interest. All information exchanged between the Parties’ representatives regarding the preparation, filing, prosecution, maintenance, enforcement or defense of the Patents Rights under this Section 12 will be deemed Confidential Information of each applicable disclosing Party (subject to Sections 1.11(a), 1.11(b), 1.11(c) and 1.11(d)). In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance and enforcement of the Patents Rights under this Section 12, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents Rights under this Section 12, including privilege under the common interest doctrine and similar or related doctrines.

12.5.
Third Party Infringement Claims. If a Third Party sues a Party alleging that the sued Party’s, or the sued Party’s Related Parties’, Development, Manufacture or Commercialization of a Licensed Product in the Eurofarma Territory infringes or will infringe said Third Party’s intellectual property, then upon the sued Party’s request and in connection with the sued Party’s defense of any such Third Party suit, the other Party will provide reasonable assistance to the sued Party for such defense at no charge to the sued Party except for reimbursement by the sued Party of reasonable out-of-pocket costs incurred in rendering such assistance. The sued Party will keep the other Party, if such other Party has not joined in such suit, reasonably informed regarding such suit on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit.

12.6.	Trademarks.

12.6.1.
Summit Trademarks. Summit (or its Related Parties, as appropriate) shall own all rights to the Product Trademark(s) developed or used by Summit with respect to the Commercialization of Licensed Products in the Summit Territory (the “Summit Trademarks”), and all goodwill associated therewith, throughout the Summit Territory and the Eurofarma Territory. Summit shall also own rights to any Internet domain name incorporating the applicable Summit Trademarks or any variation or part of such Summit Trademarks as its URL address or any part of such address. Neither Eurofarma nor any of its Related Parties shall use any Summit Trademarks without Summit’s prior written consent.

12.6.2.
Eurofarma Trademarks. Eurofarma will develop and propose for Summit’s review, which shall not be unreasonably withheld, one or more Product Trademark(s) for use by Eurofarma and its Related Parties throughout the Eurofarma Territory. Such Product Trademark(s) shall be consistent with the Global Branding Strategy. Summit shall use Commercially Reasonable Efforts to review any Product Trademark proposed by Eurofarma within [**] business days after Summit’s receipt of such proposed Product Trademark. Any Product Trademark(s) (other than the Summit Trademarks that Summit permits Eurofarma to use) used by Eurofarma to Commercialize Licensed Products in the Eurofarma Territory are hereinafter referred to as the “Eurofarma Trademarks.” In case there is no response in [**] business days, Eurofarma will consider that Trademarks are reviewed. Eurofarma (or its Related Parties, as appropriate) shall own all rights to Eurofarma Trademarks and all goodwill associated therewith, throughout the Eurofarma Territory and Summit Territory. Eurofarma shall also own rights to any Internet domain name incorporating the applicable Eurofarma Trademarks or any variation or part of such Eurofarma Trademarks as its URL address or any part of such address. Neither Summit nor its Related Parties shall use any Eurofarma Trademarks to Commercialize any Licensed Product in the Summit Territory.

12.6.3.	Product Trademark Infringement. In the event either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party.

12.6.4.
Use of Names. For the avoidance of doubt, except as otherwise required by Laws or agreed by the parties in advance in writing, neither Party shall have any right to use the other Party’s or the other Party’s Related Parties’ corporate names or logos in connection with Commercialization of Licensed Products.

13.	TERM AND TERMINATION

13.1.
Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 13.2, this Agreement shall continue in effect until the latest of (a) the earliest date on which there are no Valid Claims of any Summit Patent Rights Covering any Licensed Product in the Eurofarma Territory, (b) the earliest date on which there is no Regulatory Exclusivity for any Licensed Product in the Eurofarma Territory and (c) the tenth (10th) anniversary of the First Commercial Sale of the first Licensed Product in the Eurofarma Territory (“Term”). Upon expiration of the Term, (x) all licenses granted to Eurofarma under Section 7.1 then in effect shall become fully paid-up, perpetual, irrevocable licenses and (y) the Parties shall discuss in good faith whether, and on what terms, to continue their relationship under any Commercial Supply Agreement then in effect.

13.2.	Termination Rights.

13.2.1.
Termination for Convenience. At any time after Eurofarma has paid to Summit all of the milestone payments set forth in Sections 8.2(i)-(iv), Eurofarma shall have the right to terminate this Agreement in its entirety on six (6) months’ prior written notice to Summit.

13.2.2.	Termination for Cause.

(a)
Termination for Insolvency. In the event that either Party makes an assignment for the benefits of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which petition is not discharged within sixty (60) days of the filling thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

(b)
Termination for Breach. Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for any material breach by the other Party of any term of this Agreement that remains uncured for [**] days after the non-breaching Party gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured.

(c)
Termination for Lack of Efficacy. Eurofarma may terminate this Agreement, effective immediately upon written notice to Summit, within thirty (30) days following receipt of analysis from Summit of the Global Pivotal Clinical Study which analysis fails to show achievement of the Primary Endpoint. For purposes of clarity, the milestone that refers to the Achievement of the Primary Endpoint in the Global Pivotal Clinical Study (Milestone event iv) shall not be payable by Eurofarma if this Agreement is terminated pursuant to this Section 13.2.2(c).

(d)
Termination due to Lack of Pricing Approval. Eurofarma shall use Commercially Reasonable Efforts to promptly notify Summit on the receipt of Price and Reimbursement Approval and to keep Summit updated regarding the entire process, in the Eurofarma Territory. Eurofarma may terminate the Agreement effective immediately upon written notice to the other Party within thirty (30) days after Price and Reimbursement Approval is granted by the applicable Regulatory Authorities in [**] for the first Licensed Product if such Price and Reimbursement Approval is not economically viable. For purposes of clarity, the milestone that refers to the Receipt of Price and Reimbursement Approval for a Licensed Product in [**] (Milestone event v) shall not be payable by Eurofarma if such Price and Reimbursement Approval is not economically viable and because of that this Agreement is terminated by Eurofarma pursuant to this Section 13.2.2(d).

(e)
Termination due to Transfer Price. In the event it is proven by Eurofarma to Summit that the price charged by Summit to Eurofarma for Licensed Products is no longer economically feasible to Eurofarma due to exchange rate changes or a significant rise in the cost of raw materials or a significant change in any applicable market that could significantly impact the Commercialization of the Licensed Products in the Eurofarma Territory, both Parties shall use Commercially Reasonable Efforts to discuss and agree on a financially viable solution for both Parties. If both Parties do not reach an agreement within [**] days, Eurofarma may, within thirty (30) days after such failure to reach agreement, terminate the Agreement effective immediately upon written notice to Summit.

(f)
Termination due to Non-Granting of Patent Rights in [**]. At Eurofarma’s option, Eurofarma may terminate this Agreement within thirty (30) days after all claims in all Summit Patent Rights pending in [**] as of the Effective Date are finally rejected by an administrative agency action from which no appeal can be taken, provided that such rejection materially affects the Commercialization of the Licensed Products in the Eurofarma Territory. For purposes of clarity, Summit has attached to this Agreement as Schedule 1.44 the Summit Patent Rights that exist as of the Effective Date.

(g)
Termination for Infringement. Eurofarma may terminate this Agreement within thirty (30) days after receipt of any claim that the use of Summit Know How and any of Summit Patent Rights infringe any Third Party Patent Rights.

(h)
Termination due to Regulatory Matters. Eurofarma shall use Commercially Reasonable Efforts to promptly notify Summit on the approval or the non-approval of each Licensed Product by any Governmental Authority in the Eurofarma Territory. Eurofarma may terminate this Agreement upon written notice to the other Party within thirty (30) days after (i) the date an application for approval for the Licensed Product is rejected by any Governmental Authority in [**] and (ii) an applicable Governmental Authority in [**] requests additional studies that are proven by Eurofarma to Summit not to be economically feasible to either Party.

(i)
Challenges of Patent Rights. In the event that Eurofarma or any of its Related Parties (i) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Summit Patent Right or any claim thereof or (ii) actively assists any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any Summit Patent Right or any claim thereof, then (A) Eurofarma shall give notice thereof to Summit within [**] days of taking such action (or becoming aware that its Related Party has taken such action) and (B) Summit will have the right, in its sole discretion to give notice to Eurofarma that the licenses granted to Eurofarma with respect to all or any portion of the Summit Patent Rights licensed to Eurofarma under this Agreement will terminate thirty (30) days following such notice (or such longer period as Summit may designate in such notice) unless (1) Eurofarma withdraws or causes to be withdrawn all such challenges or (2) in the case of ex-parte proceedings, multi-party proceedings or other patent challenges that Eurofarma or Eurofarma’s Related Parties do not have the power to unilaterally withdraw or cause to be withdrawn, Eurofarma and Eurofarma’s Related Parties cease assisting any other party to such patent challenge and, to the extent Eurofarma or any Eurofarma Related Party is a party to such patent challenge, withdraw from such patent challenge, in each case, within such thirty (30)-day period. In the event that Summit is not permitted under Law to terminate the licenses with respect to all Summit Patent Rights under this Agreement, then the Parties agree to construe this provision to permit Summit to terminate only the licenses to that portion of such Summit Patent Rights with respect to which Summit may terminate consistent with applicable Law.

13.3.	Effect of Termination. Without limiting any other legal or equitable remedies that either Party may have:

13.3.1.	Effect of Any Termination. Upon any termination of this Agreement:

(a)	all license grants in this Agreement from Summit to Eurofarma shall immediately terminate; and

(b)
at Summit’s option, Eurofarma shall as promptly as practicable transfer to Summit or Summit’s designee (i) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all NDAs, Regulatory Approvals and Pricing and Reimbursement Approvals) relating to the Development, Manufacture or Commercialization of any Licensed Product and all Eurofarma Trademarks used for any Licensed Product in the Field in the Eurofarma Territory (but not any Eurofarma house marks or any trademark containing the word “Eurofarma” owned by Eurofarma and used for any Licensed Product in the Field in the Eurofarma Territory), (ii) copies of all data, reports, records and materials, and other sales and marketing related information in Eurofarma’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Development, Manufacture or Commercialization of any Licensed Product, including all non-clinical and clinical data relating to any Licensed Product, and customer lists and customer contact information and all adverse event data in Eurofarma’s possession or Control, and Eurofarma shall use Commercially Reasonable Efforts to obtain for Summit the right to access all such data, reports, records, materials and other sales and marketing related information, and (iii) all records and materials in Eurofarma’s possession or Control containing Confidential Information of Summit. Eurofarma shall further appoint Summit as Eurofarma’s or Eurofarma’s Related Parties’ agent for all Licensed Product-related matters involving Governmental Authorities in the Eurofarma Territory until all Regulatory Approvals and other regulatory filings have been transferred to Summit or its designee.

13.3.2.
Effect of Termination by Eurofarma for Convenience or Cause or by Summit for Cause. Upon any termination of this Agreement by Eurofarma pursuant to Section 13.2.1 or Section 13.2.2 or by Summit pursuant to Section 13.2.2:

(a)
Payment. Eurofarma shall pay to Summit all payment obligations that accrued prior to the effective date of termination, to the extent they have not previously been paid. For purposes of clarity, with respect to milestone payments, this Section 13.3.2(a) shall only require Eurofarma to pay Summit for the milestones achieved by the time of the termination of this Agreement and not all the milestone payment obligations contemplated in this Agreement.

(b)
Appointment as Distributor. At Summit’s option, if the effective date of termination is after the First Commercial Sale of a Licensed Product in the Eurofarma Territory, then Eurofarma shall appoint Summit as its exclusive distributor of all Licensed Products in the Eurofarma Territory and grant Summit the right to appoint sub-distributors, until such time as all applicable Regulatory Approvals in the Eurofarma Territory have been transferred to Summit or its designee.

(c)
Third Party Agreements. At Summit’s option, and to the extent permitted under Eurofarma’s obligations to Third Parties at the time of termination, Eurofarma shall transfer to Summit any Third Party agreements relating solely and exclusively to the Development or Commercialization of any Licensed Product to which Eurofarma is a party, subject to any required consents of such Third Party, which Eurofarma shall use Commercially Reasonable Efforts to obtain promptly.

(d)
Further Assistance. Eurofarma shall provide any other assistance reasonably requested by Summit for the purpose of allowing Summit or its designee to proceed expeditiously with the Development, Manufacture and Commercialization of Licensed Products in the Eurofarma Territory. Eurofarma shall execute all documents and take all such further actions as may be reasonably requested by Summit in order to give effect to the foregoing clauses.

13.3.3.
Effect of Termination by Eurofarma for Convenience or by Summit for Cause. Upon any termination of this Agreement by Eurofarma pursuant to Section 13.2.1 or by Summit pursuant to Section 13.2.2, in the event that any Licensed Product is already under commercialization, Eurofarma shall pay to Summit within [**] days after the effective date of such termination, a pro rata share of the next Eurofarma Territory sales milestone payment that would have been due to Summit pursuant to Section 8.3 if this Agreement had not been terminated. By way of example, and not limitation, if, as of the effective date of termination of this Agreement, Eurofarma has made Cumulative Net Sales of Licensed Products in the Eurofarma Territory of Two Hundred Fifty Million Dollars ($250,000,000) and has paid to Summit all payments that accrued under this Agreement prior to such effective date of termination, then Eurofarma shall also pay to Summit Three Million Seven Hundred Fifty Thousand U.S. Dollars ($3,750,000), which is equal to fifty percent (50%) of the Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000) milestone payment that Eurofarma would have owed to Summit under Section 8.3 for achievement of Three Hundred Million U.S. Dollars ($300,000,000) in Cumulative Net Sales (since Fifty Million U.S. Dollars ($50,000,000) is fifty percent (50%) of One Hundred Million U.S. Dollars ($100,000,000)). Eurofarma shall thereafter cease to have any financial obligations under this Agreement.

13.4.
Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 1, 3.5.1, 7.3, 7.7, 8.4, 8.5, 8.6, 8.7, 8.8, 9.1, 9.2.1, 9.2.2, 10.4, 11, 12.1, 13.3, 13.4 and 14 shall survive any expiration or termination of this Agreement. Except as otherwise set forth in this Section 13, upon termination or expiration of this Agreement all rights and obligations of the Parties under this Agreement shall cease.

14.	MISCELLANEOUS

14.1.
Assignment. Except as provided in this Section 14.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party. However, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of the assigning Party or to a party that acquires, by or otherwise in connection with a merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned. Any purported assignment in violation of this Section 14.1 shall be null, void and of no legal effect.

14.2.	Governing Law; Arbitration.

14.2.1.
Governing Law. This Agreement shall be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the Law of another jurisdiction, and the patent Laws of the relevant jurisdiction without reference to any rules of conflict of laws.

14.2.2.	Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

(a)
A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within [**] days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [**]day period, then the arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration Association (the “AAA”). The arbitrator shall not be a current or former Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b)
Within [**] days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c)
The arbitrator shall set a date for a hearing, which shall be no later than [**] days after the submission of written proposals pursuant to Section 14.2.2(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d)
The arbitrator shall use his or her best efforts to rule on each disputed issue within [**] days after the completion of the hearings described in Section 14.2.2(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e)	The attorneys’ fees of the Parties in any arbitration, fees of the arbitrator, and costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f)
Any arbitration pursuant to this Section 14.2.2 shall be conducted in English in Boston, Massachusetts, U.S. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

(g)
Nothing in this Section 14.2.2 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

14.3.
Acquisitions. Each Party agrees that, in the event that a Party (the “Acquired Party”) is acquired (whether by way of merger, acquisition, sale of all or substantially all of its business or assets to which this Agreement pertains, or otherwise) (an “Acquisition”) by a Third Party (the “Acquirer”), the Acquired Party shall be deemed not to “Control” for purposes of this Agreement and the other Party shall not obtain any rights or access under this Agreement to, any Know-How or Patent Rights owned by or licensed to such Acquirer, or any of such Acquirer’s Affiliates that were not Affiliates of the Acquired Party immediately prior to the consummation of such Acquisition.

14.4.
Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement. This Agreement (including the Exhibits and Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

14.5.
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid, illegal or unenforceable provisions.

14.6.	Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

14.7.
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.8.
Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes”, “including” and “e.g.” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (f) the words “herein”, “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner and (l) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

14.9.
No Implied Waivers; Rights Cumulative. No failure on the part of Summit or Eurofarma to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.10.
Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Summit, to:	136a Eastern Avenue Milton Park, Abingdon Oxfordshire, OX14 4SB United Kingdom Attention: Chief Executive Officer
With a copy to:	136a Eastern Avenue Milton Park, Abingdon Oxfordshire, OX14 4SB United Kingdom Attention: Company Secretary WilmerHale LLP 60 State Street Boston, MA 02109 Attention: Steven D. Barrett, Esq.
If to Eurofarma, to:	Avenida Vereador José Diniz, 3465 04603-0003 – São Paulo, SP, Brazil Attention: Emilio Maganha Neto
With a copy to:	Avenida Vereador José Diniz, 3465 04603-0003 – São Paulo, SP, Brazil Attention: Portfolio Management & Licensing

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a business day (or if delivered on a non-business day, then on the next business day); (b) on receipt if sent by overnight courier or (c) on receipt if sent by mail.

14.11.
Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with all applicable export Laws and regulations.

14.12.
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods or other acts of God. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.13.
Independent Contractors. It is expressly agreed that Summit and Eurofarma shall be independent contractors and that the relationship between Summit and Eurofarma shall not constitute a partnership, joint venture or agency. Summit shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, that would be binding on Eurofarma, without the prior written consent of Eurofarma, and Eurofarma shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, that would be binding on Summit without the prior written consent of Summit.

14.14.
Counterparts. The Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.15.
Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EUROFARMA LABORATÓRIOS S.A.	EUROFARMA LABORATÓRIOS S.A.
BY: /s/ Emilio Maganha NAME: Emilio Maganha TITLE: Director Gestão Portfolio e Licenças	BY: /s/ Martha Penna NAME: Martha Penna TITLE: Vice Presidente Inovação

SUMMIT (OXFORD) LTD
BY: /s/ Glyn Edwards NAME: GLYN EDWARDS TITLE: CEO	20th December 2017

Witness:	Witness: SUMMIT (OXFORD) LTD
BY: /s/ Anane S.F. Barros NAME: Anane S.F. Barros ID: 38.24S.912-x	BY: /s/ Stephanie Bewick NAME: STEPHANIE BEWICK ID: VP, BUSINESS DEVELOPMENT 20th December 2017

[Signature Page to License and Commercialization Agreement]

SCHEDULE 1.45
SUMMIT PATENT RIGHTS

REF	MNEMONIC	STATUS	FAMILY	LOC	AGENT REF	APPLICATION NUMBER	PUBLICATION NUMBER/ PATENT NUMBER	PRIORITY DATE	FILING DATE
[**]	[**]	[**]	[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]		[**]	[**]

EXHIBIT A
LIST OF REQUIRED DOCUMENTATION

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]